EXHIBIT 2.1
EXECUTION VERSON

PURCHASE AND SALE AGREEMENT
by and among
HOLLY CORPORATION,
NAVAJO PIPELINE CO., L.P.,
WOODS CROSS REFINING COMPANY, L.L.C.,
AND
NAVAJO REFINING COMPANY, L.L.C.
as Seller Parties,
and
HOLLY ENERGY PARTNERS, L.P.,
HOLLY ENERGY PARTNERS – OPERATING, L.P.,
HEP WOODS CROSS, L.L.C.
and
HEP PIPELINE, L.L.C.
as Buyer Parties
Dated as of February 25, 2008

TABLE OF CONTENTS

		Page
	ARTICLE I
	TRANSFER OF ASSETS, ASSUMPTION OF LIABILITIES AND AGGREGATE
	CONSIDERATION

1.1	Contribution of Assets and Assumption of Liabilities	1
1.2	Consideration	1

	ARTICLE II
	CLOSING

2.1	Closing	2
2.2	Deliveries by the Seller Parties	2
2.3	Deliveries by the Buyer Parties	3
2.4	Receipts and Credits	4
2.5	Prorations	4
2.6	Closing Costs; Transfer Taxes and Fees.	4

	ARTICLE III
	REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

3.1	Organization	5
3.2	Authorization	5
3.3	No Conflicts or Violations; No Consents or Approvals Required	5
3.4	Absence of Litigation	6
3.5	Title to Drop-Down Assets	6
3.6	Brokers and Finders	6
3.7	Sufficiency and Condition of Assets	6
3.8	Representations Relating to the Unit Consideration	6
3.9	WAIVERS AND DISCLAIMERS	7

	ARTICLE IV
	REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

4.1	Organization	8
4.2	Authorization	8
4.3	No Conflicts or Violations; No Consents or Approvals Required	8
4.4	Absence of Litigation	8
4.5	Brokers and Finders	9
4.6	Validity of Unit Consideration	9

		Page
	ARTICLE V
	COVENANTS

5.1	Conduct of the Operations	9
5.2	Access	9
5.3	Rights	10
5.4	Cooperation	10
5.5	Additional Agreements	10
5.6	HSR Matters	11
5.7	Agreements Regarding Certain Crude Oil Tanks	11

	ARTICLE VI
	CONDITIONS TO CLOSING

6.1	Conditions to Each Party’s Obligation to Close	11
6.2	Conditions to the Buyer Parties’ Obligation to Close	12
6.3	Conditions to the Seller Parties’ Obligation to Close	13

	ARTICLE VII
	TERMINATION

7.1	Termination	14
7.2	Effect of Termination	14

	ARTICLE VIII
	INTERPRETATION; DEFINED TERMS

8.1	Interpretation	15
8.2	References, Gender, Number	16
8.3	Defined Terms	16

	ARTICLE IX
	ADDITIONAL AGREEMENTS

9.1	Further Assurances	21
9.2	Post Closing Tax Covenants.	21

	ARTICLE X
	MISCELLANEOUS

10.1	Expenses	22
10.2	Notices.	22
10.3	Severability	23
10.4	Governing Law	23
10.5	Parties in Interest	24
10.6	Assignment of Agreement	24
10.7	Captions	24
10.8	Counterparts	24

Exhibits:
Exhibit A	-	Contribution Agreement
Exhibit B	-	Drop-Down Assets Conveyances
Exhibit C	-	Bills of Sale
Exhibit D	-	Pipelines and Tankage Agreement
Exhibit E	-	Assignment and Assumption Agreement
Exhibit F	-	Lease and Access Agreements
Exhibit G	-	Site Services Agreements
Exhibit H	-	Mortgages and Deeds of Trust

Schedules:
Schedule 3.3	-	Seller Parties No Conflicts or Violations
Schedule 3.4	-	Seller Parties Litigation
Schedule 3.5(a)	-	Title to Drop-Down Assets
Schedule 4.3	-	Buyer Parties No Conflicts or Violations
Schedule 4.4	-	Buyer Parties Litigation
Schedule 6.2(a)	-	Seller Parties Consents
Schedule 6.3(a)	-	Buyer Parties Consents
Schedule 8.3	-	Drop-Down Assets

PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of February 25, 2008, is made and entered into by and among Holly Corporation, a Delaware corporation (“Holly”), Navajo Pipeline Co., L.P., a Delaware limited partnership (“Navajo Pipeline”), Woods Cross Refining Company, L.L.C., a Delaware limited liability company (“Woods Cross Refining”), Navajo Refining Company, L.L.C., a Delaware limited liability company (“Navajo Refining,” and, together with Holly, Navajo Pipeline and Woods Cross Refining, the “Seller Parties”), Holly Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), Holly Energy Partners – Operating, L.P., a Delaware limited partnership (the “Operating Partnership”), HEP Woods Cross, L.L.C., a Delaware limited liability company (“HEP Woods Cross”), and HEP Pipeline, L.L.C., a Delaware limited liability company (“HEP Pipeline,” and, together with the Partnership, the Operating Partnership and HEP Woods Cross, the “Buyer Parties”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
     WHEREAS, the Buyer Parties wish to purchase the Drop-Down Assets (as defined herein) and
     WHEREAS, the Parties wish to amend certain provisions of the Omnibus Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein and in the Omnibus Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
TRANSFER OF ASSETS, ASSUMPTION OF
LIABILITIES AND AGGREGATE CONSIDERATION
     1.1 Contribution of Assets and Assumption of Liabilities. At the closing of the transactions contemplated hereby (the “Closing”), the Drop-Down Assets shall be transferred and conveyed, and the Liabilities shall be assumed, as set forth in that certain contribution agreement to be entered into by and among the Parties at the Closing (the “Contribution Agreement”) in substantially the form of Exhibit A attached hereto.
     1.2 Consideration.
          (a) The aggregate consideration to be paid by the Buyer Parties for the Drop-Down Assets shall be $180,000,000 and shall consist of (i) the Cash Consideration and (ii) the Unit Consideration.
          (b) The Cash Consideration shall be paid by the Partnership at the Closing by wire transfer of immediately available funds to the accounts specified by Holly in or pursuant to the Contribution Agreement.
Holly Corporation
Holly Energy Partners, L.P.

          (c) The Unit Consideration shall be paid by the Partnership at the Closing by delivery of a letter to the Partnership’s transfer agent (the “Instruction Letter”) instructing such transfer agent to promptly deliver certificates representing the Unit Consideration issued in the name of Holly or its designees (the “Certificates”), as provided in or pursuant to the Contribution Agreement.
ARTICLE II
CLOSING
     2.1 Closing. The Closing shall be held at the offices of Vinson & Elkins L.L.P., 3700 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201 at 10:00 a.m. on the third business day following the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions relating to the execution of the applicable Ancillary Documents and the receipt of the Cash Consideration and the Certificates, which will be satisfied at the Closing), or such other place, time or date as may be agreed upon by the Parties. The date on which the Closing takes place is referred to herein as the “Closing Date.” If the Closing occurs, the Closing shall be deemed to be effective as of 12:01 a.m., Dallas, Texas time, on March 1, 2008 (the “Effective Time”); provided, however, that if the Closing occurs on or after March 1, 2008, the Effective Time shall be such time as the Parties mutually agree. Notwithstanding anything in this Agreement to the contrary, title and risk of loss with respect to the Drop-Down Assets shall pass at the Closing.
     2.2 Deliveries by the Seller Parties. At the Closing, the Seller Parties shall deliver, or cause to be delivered, to the Buyer Parties the following:
          (a) A counterpart of the Contribution Agreement, duly executed by each Seller Party.
          (b) A counterpart to each of the conveyance, assignment and bills of sale substantially in the forms of Exhibit B attached hereto (the “Drop-Down Assets Conveyances”), duly executed by each applicable Seller Party.
          (c) Each of the bills of sale and assignment substantially in the forms of Exhibit C attached hereto (the “Bills of Sale”), duly executed by each applicable Seller Party.
          (d) A counterpart of the pipelines and tankage agreement substantially in the form of Exhibit D attached hereto (the “Pipelines and Tankage Agreement”), duly executed by each applicable Seller Party.
          (e) A counterpart of the assignment and assumption agreement substantially in the form of Exhibit E attached hereto (the “Assignment and Assumption Agreement”), duly executed by each applicable Seller Party.
          (f) A counterpart to each of the lease and access agreements substantially in the forms of Exhibit F attached hereto (the “Lease and Access Agreements”), duly executed by each applicable Seller Party.
Holly Corporation
Holly Energy Partners, L.P.

          (g) A counterpart to each of the site services agreements substantially in the forms of Exhibit G attached hereto (the “Site Services Agreements”), duly executed by each applicable Seller Party.
          (h) The Seller Party Closing Certificate, duly executed by an officer of Holly.
          (i) An amount, by wire transfer of immediately available funds to an account specified by the Partnership, equal to the product of the number of Holly Units multiplied by the closing price for the common units of the Partnership on the New York Stock Exchange on the trading day immediately prior to the Closing Date.
          (j) An amount, by wire transfer of immediately available funds to an account specified by the Partnership, equal to the sum of (i) the Additional GP Interest and (ii) the Holly Units GP Interest, to increase the capital account of HEP Logistics Holdings, L.P., a Delaware limited partnership (“HEP GP”).
          (k) Such other certificates, instruments of conveyance and documents as may be reasonably requested by the Buyer Parties prior to the Closing Date to carry out the intent and purposes of this Agreement and the Omnibus Agreement.
     2.3 Deliveries by the Buyer Parties. At the Closing, the Buyer Parties shall deliver, or cause to be delivered, to the Seller Parties the following:
          (a) The Cash Consideration as provided in Section 1.2(b).
          (b) The Instruction Letter as provided in Section 1.2(c), which letter shall also instruct the Partnership’s transfer agent to promptly deliver a certificate representing the Holly Units issued in the name of Holly.
          (c) A counterpart of the Contribution Agreement, duly executed by each Buyer Party.
          (d) A counterpart to each of the Drop-Down Assets Conveyances, duly executed by each applicable Buyer Party.
          (e) A counterpart of the Pipelines and Tankage Agreement, duly executed by each Buyer Party.
          (f) A counterpart of the Assignment and Assumption Agreement, duly executed by each applicable Buyer Party.
          (g) The Buyer Party Closing Certificate, duly executed by an officer of the Partnership.
          (h) A counterpart to each of the Lease and Access Agreements, duly executed by each applicable Buyer Party.
Holly Corporation
Holly Energy Partners, L.P.

          (i) A counterpart to each of the Site Services Agreements, duly executed by each applicable Buyer Party.
          (j) Each of the mortgages and deeds of trust substantially in the form of Exhibit H attached hereto (the “Mortgages and Deeds of Trust”), duly executed by each applicable Buyer Party.
          (k) Such other certificates, instruments of conveyance and documents as may be reasonably requested by the Seller Parties prior to the Closing Date to carry out the intent and purposes of this Agreement and the Omnibus Agreement.
     2.4 Receipts and Credits. Subject to the terms hereof, all monies, proceeds, receipts, credits and income attributable to the Drop-Down Assets (as determined in accordance with generally accepted accounting principles) (i) for all periods of time at, from and after the Effective Time, shall be the sole property and entitlement of the Buyer Parties, and, to the extent received by any Seller Party or one of its affiliates, shall be promptly accounted for and transmitted to the appropriate Buyer Party and (ii) for all periods of time prior to the Effective Time, shall be the sole property and entitlement of the Seller Parties and, to the extent received by any Buyer Party, shall be promptly accounted for and transmitted to the appropriate Seller Party. In addition, subject to the terms hereof, all invoices, costs, expenses, disbursements and payables attributable to the Drop-Down Assets (as determined in accordance with generally accepted accounting principles), (A) for all periods of time at, from and after the Effective Time, shall be the sole obligation of the Buyer Parties, and the Buyer Parties shall promptly pay, or if paid by any Seller Party, promptly reimburse such Seller Party for same and (B) for all periods of time prior to the Effective Time, shall be the sole obligation of the Seller Parties, and the Seller Parties shall promptly pay, or if paid by any Buyer Party, promptly reimburse such Buyer Party for same.
     2.5 Prorations. On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than 60 calendar days thereafter, the real and personal property taxes, water, gas, electricity and other utilities, local business or other license fees to the extent assigned and other similar periodic charges payable with respect to the Drop-Down Assets shall be prorated between the Buyer Parties, on the one hand, and the Seller Parties, on the other hand, effective as of the Effective Time with the Seller Parties being responsible for amounts related to the period prior to but excluding the Effective Time and the Buyer Parties being responsible for amounts related to the period at and after the Effective Time. If the final real property tax rate or final assessed value for the current tax year is not established by the Closing Date, the prorations shall be made on the basis of the rate or assessed value in effect for the preceding tax year and shall be adjusted when the exact amounts are determined. All such prorations shall be based upon the most recent available assessed value available prior to the Closing Date.
     2.6 Closing Costs; Transfer Taxes and Fees.
          (a) Allocation of Costs. The Buyer Parties shall pay the cost of all sales, transfer and use taxes arising out of the transfer of the Drop-Down Assets and all costs and
Holly Corporation
Holly Energy Partners, L.P.

expenses (including recording fees and real estate transfer taxes and real estate transfer stamps) incurred in connection with obtaining or recording title to the Drop-Down Assets.
          (b) Reimbursement. If any Buyer Party, on the one hand, or any Seller Party, on the other hand, pays any tax agreed to be borne by the other Party under this Agreement, such other Party shall promptly reimburse the paying Party for the amounts so paid. If any Party receives any tax refund or credit applicable to a tax paid by another Party hereunder, the receiving Party shall promptly pay such amounts to the Party entitled thereto.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
     The Seller Parties, jointly and severally, hereby represent and warrant to the Buyer Parties as follows:
     3.1 Organization. Each Seller Party is an entity duly organized, validly existing and in good standing under the Laws of its state of organization.
     3.2 Authorization. Each Seller Party has full corporate, partnership or limited liability company power and authority to execute, deliver, and perform this Agreement and any Seller Ancillary Documents to which it is a party. The execution, delivery, and performance by each Seller Party of this Agreement and the Seller Ancillary Documents and the consummation by such Seller Party of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate, partnership or limited liability company action of the Seller Parties. This Agreement has been duly executed and delivered by each Seller Party and constitutes, and each such Seller Ancillary Document executed or to be executed by each Seller Party has been, or when executed will be, duly executed and delivered by such Seller Party and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Seller Party, enforceable against it in accordance with their terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting creditors’ rights and remedies generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
     3.3 No Conflicts or Violations; No Consents or Approvals Required. Except as set forth in Seller Disclosure Schedule 3.3, the execution, delivery and performance by each Seller Party of this Agreement and the other Seller Ancillary Documents to which it is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (a) violate, conflict with, or result in any breach of any provision of such Seller Party’s organizational documents or (b) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate in any material respect any applicable Law or material contract binding upon any Seller Party or the Drop-Down Assets. No Consent of any Governmental Entity or any other person is required for any Seller Party in connection with the execution, delivery and performance of this Agreement and the Seller Ancillary Documents to which such Seller Party is a party or the consummation of the
Holly Corporation
Holly Energy Partners, L.P.

transactions contemplated hereby or thereby, except as set forth in Seller Disclosure Schedule 3.3 and except for Post Closing Consents.
     3.4 Absence of Litigation. Except as set forth in Seller Disclosure Schedule 3.4, there is no Action pending or, to the knowledge of the Seller Parties, threatened against any Seller Party or any of its affiliates relating to the transactions contemplated by this Agreement or the Drop-Down Assets or which, if adversely determined, would reasonably be expected to materially impair the ability of the Seller Parties to perform their obligations and agreements under this Agreement or the Seller Ancillary Documents and to consummate the transactions contemplated hereby and thereby.
     3.5 Title to Drop-Down Assets.
          (a) Except as set forth in Seller Disclosure Schedule 3.5(a), each applicable Seller Party has good and indefeasible title to the Drop-Down Assets, subject to all recorded and unrecorded matters and all physical conditions and other matters in existence on the Closing Date, plus any other such matters as the Partnership may approve, which approval will not be unreasonably withheld; provided, however, that except as set forth in this Seller Disclosure Schedule 3.5(a), each applicable Seller Party does hereby represent that it knows of no material title defect affecting any of the Drop-Down Assets, arising by, through or under such Seller Party.
          (b) There has not been granted to any person, and no person possesses, any right of first refusal to purchase any of the Drop-Down Assets.
     3.6 Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of any of the Seller Parties who is entitled to receive from any Buyer Party any fee or commission in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Howard Frazier Barker Elliot, Inc. has been retained to advise the Audit Committee of the Board of Directors of Holly.
     3.7 Sufficiency and Condition of Assets. To the Seller Parties’ knowledge, the assets being purchased pursuant to this Agreement are all of the physical assets material to the operation of the Drop-Down Assets in accordance with the Seller Parties’ (and their affiliates’) historical practice, are in good operating condition and repair (normal wear and tear excepted), are free from material defects (patent and latent), are suitable for the purposes for which they are currently used and are not in need of material maintenance or repairs except for ordinary routine maintenance and repairs.
     3.8 Representations Relating to the Aggregate Units. Each applicable Seller Party is acquiring its portion of the Aggregate Units for its own account for investment, and not with a view to any distribution or resale thereof in violation of the Securities Act of 1933, as amended, or any other applicable domestic or foreign securities Law.
Holly Corporation
Holly Energy Partners, L.P.

     3.9 WAIVERS AND DISCLAIMERS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE PARTIES IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS AND THE OMNIBUS AGREEMENT, THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT NONE OF THE PARTIES HAS MADE, DOES NOT MAKE, AND EACH SUCH PARTY SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (I) THE VALUE, NATURE, QUALITY OR CONDITION OF THE DROP-DOWN ASSETS INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE DROP-DOWN ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THE DROP-DOWN ASSETS, (II) THE INCOME TO BE DERIVED FROM THE DROP-DOWN ASSETS, (III) THE SUITABILITY OF THE DROP-DOWN ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (IV) THE COMPLIANCE OF OR BY THE DROP-DOWN ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING WITHOUT LIMITATION ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (V) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE DROP-DOWN ASSETS. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE OMNIBUS AGREEMENT, NONE OF THE PARTIES IS LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE DROP-DOWN ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE OMNIBUS AGREEMENT, EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE TRANSFER AND CONVEYANCE OF THE DROP-DOWN ASSETS SHALL BE MADE IN AN “AS IS,” “WHERE IS” CONDITION WITH ALL FAULTS, AND THE DROP-DOWN ASSETS ARE TRANSFERRED AND CONVEYED SUBJECT TO ALL OF THE MATTERS CONTAINED IN THIS SECTION. THIS SECTION SHALL SURVIVE SUCH TRANSFER AND CONVEYANCE OR THE TERMINATION OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE DROP-DOWN ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE OMNIBUS AGREEMENT.
Holly Corporation
Holly Energy Partners, L.P.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES
     The Buyer Parties, jointly and severally, hereby represent and warrant to the Seller Parties as follows:
     4.1 Organization. Each Buyer Party is an entity duly organized, validly existing and in good standing under the Laws of its state of organization.
     4.2 Authorization. Each Buyer Party has full partnership or limited liability company power and authority to execute, deliver, and perform this Agreement and any Buyer Ancillary Documents to which it is a party. The execution, delivery, and performance by each Buyer Party of this Agreement and the Buyer Ancillary Documents and the consummation by such Buyer Party of the transactions contemplated hereby and thereby, have been duly authorized by all necessary partnership or limited liability company action of the Buyer Parties. This Agreement has been duly executed and delivered by each Buyer Party and constitutes, and each such Buyer Ancillary Document executed or to be executed each Buyer Party has been, or when executed will be, duly executed and delivered by such Buyer Party and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Buyer Party, enforceable against it in accordance with their terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting creditors’ rights and remedies generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
     4.3 No Conflicts or Violations; No Consents or Approvals Required. Except as set forth in Buyer Disclosure Schedule 4.3, the execution, delivery and performance by each Buyer Party of this Agreement and the Buyer Ancillary Documents to which it is a party does not, and consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, or result in any breach of any provisions of such Buyer Party’s organizational documents or (ii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate any applicable Law or material contract binding upon any Buyer Party. No Consent of any Governmental Entity or any other person is required for any Buyer Party in connection with the execution, delivery and performance of this Agreement and the other Buyer Ancillary Documents to which such Buyer Party is a party or the consummation of the transactions contemplated hereby and thereby, except for Post Closing Consents.
     4.4 Absence of Litigation. Except as set forth in Buyer Disclosure Schedule 4.4, there is no Action pending or, to the knowledge of the Buyer Parties, threatened against any Buyer Party or any of its affiliates relating to the transactions contemplated by this Agreement or which, if adversely determined, would reasonably be expected to materially impair the ability of the Buyer Parties to perform their obligations and agreements under this Agreement or the Buyer Ancillary Documents and to consummate the transactions contemplated hereby and thereby.
Holly Corporation
Holly Energy Partners, L.P.

     4.5 Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of any of the Buyer Parties who is entitled to receive from any Seller Party any fee or commission in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Sanders Morris Harris Inc. has been retained to advise the Conflicts Committee of HEP Logistics GP, L.L.C., the general partner of HEP Logistics Holdings, L.P., the general partner of Holly Energy Partners, L.P.
     4.6 Validity of Aggregate Units. The common units comprising the Aggregate Units and the limited partner interests represented thereby have been duly and validly authorized by the Partnership’s organizational documents and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required under the Partnership’s organizational documents) and nonassessable (except as such nonassessability may be affected by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act).
ARTICLE V
COVENANTS
     5.1 Conduct of the Operations. Except as specifically provided in this Agreement, the Seller Ancillary Documents or the Omnibus Agreement, during the period from the date of this Agreement until the Closing Date, each Seller Party shall (i) conduct its operations according to its ordinary course of business and (ii) use reasonable efforts to preserve, maintain, and protect its material assets, rights, and properties, to the extent each such action in clause (i) or (ii) would materially affect the Drop-Down Assets; provided, however, that any Seller Party shall not, to the extent commercially unreasonable, be required to make any payments or enter into or amend any contractual agreements, arrangements, or understandings to satisfy the foregoing obligation. The Parties acknowledge and agree that, notwithstanding the passage of title and risk of loss with respect to the Drop-Down Assets pursuant to this Agreement, the Seller Parties shall continue to otherwise operate the Drop-Down Assets for their own account until the Effective Time.
     5.2 Access. From the date of this Agreement until the Closing Date, each Seller Party shall, upon reasonable advance notice by the Partnership, (i) provide each Buyer Party and its representatives reasonable access, during normal business hours, to the Drop-Down Assets and (ii) furnish to each Buyer Party such documents and information concerning the Drop-Down Assets as the Partnership from time to time may reasonably request. Following any such request, each Seller Party shall use its reasonable efforts to make such requested information available to the Buyer Parties to the extent the requested information relates to the Drop-Down Assets.
Holly Corporation
Holly Energy Partners, L.P.

     5.3 Rights.
          (a) If any Consent set forth in Seller Disclosure Schedule 3.3 is not obtained by the Seller Parties on or before the Closing, then, on and after the Closing unless and until such Consent is obtained, as to the rights, assets, benefits or remedies (collectively, the “Rights”) not assignable to the Buyer Parties because such Consent has not been obtained:
          (i) the applicable Seller Party shall hold the Rights in trust for the benefit of the Buyer Parties;
          (ii) subject to clause (iv), the applicable Seller Party shall, at the request and under the direction of the Partnership, take all such actions and do all such things, at such Seller Party’s expense, as shall in the opinion of the Partnership, be reasonably necessary or desirable in order that the obligations of the applicable Seller Party under such Rights may be performed in a manner such that the value of the Rights shall be preserved and shall inure to the benefit of the applicable Buyer Party and such that all such Rights may be received by the applicable Buyer Party;
          (iii) the applicable Seller Party shall promptly tender over to the applicable Buyer Party all such Rights received by such Seller Party in respect of such Rights; and
          (iv) the applicable Buyer Party shall make all payment obligations under such Rights and, unless prohibited by the third party, shall perform the non-payment obligations under such Rights on behalf of the applicable Seller Party.
          (b) With respect to any Consent set forth in Seller Disclosure Schedule 3.3 not obtained by the Seller Parties on or before the Closing, the Seller Parties shall use commercially reasonable efforts to obtain such Consent following the Closing. The Parties shall reasonably cooperate with each other in obtaining such Consents and shall keep each other reasonably informed of the status of and any developments with respect to obtaining such Consents. The commercially reasonable costs of obtaining such Consents shall be for the account of the Seller Parties.
     5.4 Cooperation. Each Seller Party shall cooperate with each Buyer Party and assist such Buyer Party in identifying all licenses, authorizations, permissions or Permits necessary to own and operate the Drop-Down Assets from and after the Closing Date and, where permissible, transfer existing Permits to such Buyer Party, or, where not permissible, assist the Buyer Party in obtaining new Permits at no cost, fee or liability to such Seller Party.
     5.5 Additional Agreements. Subject to the terms and conditions of this Agreement, the Ancillary Documents and the Omnibus Agreement, each of the Parties shall use its commercially reasonable efforts to do, or cause to be taken all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including the fulfillment of the conditions set forth in Article VI, to the extent that the fulfillment of such conditions are within
Holly Corporation
Holly Energy Partners, L.P.

the control of such Party; provided, however, that in no event shall any Party or its affiliates be required to divest any interest that they may have in any material assets or business. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the Parties and their duly authorized representatives shall use commercially reasonable efforts to take all such action.
     5.6 HSR Matters. The Buyer Parties and the Seller Parties shall pay in equal amounts all filing fees associated with filings under the HSR Act.
     5.7 Agreements Regarding Certain Crude Oil Tanks.
          (a) Relocated Crude Oil Tank 437 in the Artesia Refinery Complex. Crude Oil Tank 437 in the Artesia refinery complex is being relocated within the refinery and the relocated tank is part of the Drop-Down Assets. The Parties agree that if the relocation of Crude Oil Tank 437 in the Artesia refinery complex is not complete prior to Closing, then following the Closing the Partnership shall take title to such relocated tank upon completion of the relocation. Risk of loss for such relocated tank will not transfer to the Partnership until completion of the relocation and transfer of title, which Holly agrees to pursue in a reasonably expeditious manner at Holly’s sole cost and expense, including, but not limited to, any maintenance or refurbishing work associated with such relocation. Notwithstanding the foregoing, upon payment of the consideration set forth in Section 1.2, the Partnership will have paid for the relocated Crude Oil Tank 437 and shall receive revenue from the fees provided by the Pipelines and Tankage Agreement for such relocated tank from the Effective Time forward (prior to completion of the relocation and the Partnership taking title to the relocated tank).
          (b) Replacement Tank for Crude Oil Tank 439 in the Artesia Refinery Complex. Crude Oil Tank 439 in the Artesia refinery complex will be converted to naptha service after completion of a new replacement crude oil tank. Holly agrees that it shall complete the new replacement crude oil tank for Tank 439. The Parties agree that if construction of the new replacement tank is not complete prior to Closing, then following the Closing the Partnership will take title to the new replacement tank upon completion of construction. Risk of loss for the new replacement tank will not transfer to the Partnership until completion of construction of such tank and transfer of title, which Holly agrees to pursue in a reasonably expeditious manner at Holly’s sole cost and expense. Notwithstanding the foregoing, upon payment of the consideration set forth in Section 1.2, the Partnership will have paid for the replacement tank for Crude Oil Tank 439 and shall receive revenue from the fees provided by the Pipelines and Tankage Agreement for such replacement tank from the Effective Time forward (prior to completion of construction and the Partnership taking title to the replacement tank).
ARTICLE VI
CONDITIONS TO CLOSING
     6.1 Conditions to Each Party’s Obligation to Close. The obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions:
Holly Corporation
Holly Energy Partners, L.P.

          (a) No Restraint. No temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.
          (b) Legality of Transactions. No Action shall have been taken nor any Law shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated by this Agreement illegal.
     6.2 Conditions to the Buyer Parties’ Obligation to Close. The obligation of the Buyer Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by the Partnership), at or prior to the Closing, of each of the following conditions:
          (a) Consents. The authorizations, consents, Orders or approvals described in Schedule 6.2(a) shall have been filed, occurred, or been obtained.
          (b) Representations and Warranties. The representations and warranties of the Seller Parties set forth in this Agreement shall be true and correct (without giving effect to any materiality standard or Material Adverse Effect qualification) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent that the failure of such representations and warranties to be true and correct would not, in the aggregate, result in a Material Adverse Effect on Holly or the Drop-Down Assets, and the Buyer Parties shall have received a certificate to such effect signed on behalf of the Seller Parties by an officer of Holly.
          (c) Performance of Obligations. The Seller Parties shall have performed in all material respects (provided that any covenant or agreement of the Seller Parties contained herein that is qualified by a materiality standard shall not be further qualified hereby) all obligations required to be performed by the Seller Parties under this Agreement prior to the Closing Date, and the Buyer Parties shall have received a certificate to such effect signed on behalf of the Seller Parties by an officer of Holly (such certificate, together with the certificate described in clause (b) above, the “Seller Party Closing Certificate”).
          (d) Seller Ancillary Documents. The Seller Parties shall have delivered, or caused to be delivered, to the Buyer Parties the Seller Ancillary Documents pursuant to Section 2.2.
          (e) Permits. Each of the Permits held by the Seller Parties which are assignable by the Seller Parties shall have been assigned to the applicable Buyer Party in accordance with applicable Law, and for Permits held by the Seller Parties which are not so assignable, the applicable Buyer Party shall have been issued a new replacement Permit with terms and conditions reasonably satisfactory to the Buyer Parties except for Permits that, in transactions similar to the transactions contemplated by this Agreement, are normally obtained by the acquirer thereunder after the consummation thereof.
Holly Corporation
Holly Energy Partners, L.P.

          (f) No Material Adverse Effect. Since September 30, 2007, no event or occurrence shall have taken place which has had, or is reasonably likely to have, a Material Adverse Effect on Holly or the Drop-Down Assets.
          (g) Financing. The Partnership shall have received net proceeds in an amount at least equal to the Financing Proceeds from any source of financing acceptable (including with respect to all terms and conditions thereof) to the Conflicts Committee in its sole discretion.
     6.3 Conditions to the Seller Parties’ Obligation to Close. The obligation of the Seller Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Holly), at or prior to the Closing, of each of the following conditions:
          (a) Consents. The authorizations, consents, Orders or approvals described in Schedule 6.3(a) shall have been filed, occurred, or been obtained.
          (b) Representations and Warranties. The representations and warranties of the Buyer Parties set forth in this Agreement shall be true and correct (without giving effect to any materiality standard or Material Adverse Effect qualification) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent that the failure of such representations and warranties to be true and correct would not, in the aggregate, result in a Material Adverse Effect on the Partnership, and the Seller Parties shall have received a certificate to such effect signed on behalf of the Buyer Parties by an officer of the Partnership.
          (c) Performance of Obligations. The Buyer Parties shall have performed in all material respects (provided that any covenant or agreement of the Buyer Parties contained herein that is qualified by a materiality standard shall not be further qualified hereby) all obligations required to be performed by the Buyer Parties under this Agreement prior to the Closing Date, and the Seller Parties shall have received a certificate to such effect signed on behalf of the Buyer Parties by an officer of the Partnership (such certificate, together with the certificate described in clause (b) above, the “Buyer Party Closing Certificate”).
          (d) The Buyer Ancillary Documents. The Buyer Parties shall have delivered, or caused to be delivered, to the Seller Parties the Buyer Ancillary Documents pursuant to Section 2.3.
          (e) Cash Consideration. The Buyer Parties shall have delivered the Cash Consideration in accordance with Section 1.2(b).
          (f) Certificates. The Buyer Parties shall have delivered the Instruction Letter in accordance with Sections 1.2(c) and 2.3(b).
          (g) Capital Account. The Seller Parties shall have received evidence, in form and substance reasonably satisfactory to the Seller Parties, that the capital account of HEP GP has been increased by the amount of the Additional GP Interest and Holly Units GP Interest.
Holly Corporation
Holly Energy Partners, L.P.

          (h) NYSE Listing. The Aggregate Units shall have been approved for listing by the New York Stock Exchange subject to official notice of issuance.
          (i) No Material Adverse Effect. Since September 30, 2007, no event or occurrence shall have taken place which has had, or is reasonably likely to have, a Material Adverse Effect on the Partnership.
ARTICLE VII
TERMINATION
     7.1 Termination.
          (a) Right to Terminate. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
          (i) by mutual written consent of Holly and the Partnership;
          (ii) by either Holly or the Partnership if the Closing has not occurred within 90 days of the date of this Agreement (the “Termination Date”), provided, however, that this right to terminate this Agreement shall not be available to any Party whose breach of this Agreement or whose affiliate’s breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;
          (iii) by either Holly or the Partnership if a Governmental Entity shall have issued an Order or taken any other action, in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement; or
          (iv) by either Holly or the Partnership in the event of a breach by any Buyer Party or Seller Party, as applicable, of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Sections 6.2(b) or 6.2(c) or Sections 6.3(b) or 6.3(c), as applicable, and (B) cannot be or has not been cured within the shorter of (1) 20 days following receipt by the breaching party of written notice of such breach or (2) the business day immediately preceding the Termination Date.
          (b) Effect of Investigation. The right of any Party to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of the actual or constructive knowledge of such Party regarding the subject matter giving rise to such right of termination.
     7.2 Effect of Termination. Upon termination of this Agreement pursuant to Section 7.1, the undertakings of the Parties set forth in this Agreement shall forthwith be of no further force and effect; provided, however, that no such termination shall relieve any party of any intentional material breach of any term or provision hereof.
Holly Corporation
Holly Energy Partners, L.P.

ARTICLE VIII
INTERPRETATION; DEFINED TERMS
     8.1 Interpretation. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that this Agreement contemplates. In construing this Agreement:
          (a) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;
          (b) the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;
          (c) a defined term has its defined meaning throughout this Agreement and each Exhibit, Annex or Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;
          (d) each Exhibit, Annex and Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit, Annex or Schedule, the provisions of the main body of this Agreement shall prevail;
          (e) the term “cost” includes expense and the term “expense” includes cost;
          (f) the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof;
          (g) the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule;
          (h) any reference to a statute, regulation or Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder;
          (i) currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars;
          (j) unless the context otherwise requires, all references to time shall mean time in Dallas, Texas;
          (k) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified; and
Holly Corporation
Holly Energy Partners, L.P.

          (l) if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).
     8.2 References, Gender, Number. All references in this Agreement to an “Article,” “Section,” “subsection,” “Exhibit” or “Schedule” shall be to an Article, Section, subsection, Exhibit or Schedule of this Agreement, unless the context requires otherwise. Unless the context clearly requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Cross references in this Agreement to a subsection or a clause within a Section may be made by reference to the number or other subdivision reference of such subsection or clause preceded by the word “Section.” Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.
     8.3 Defined Terms. Unless the context expressly requires otherwise, the respective terms defined in this Section 8.3 shall, when used in this Agreement, have the respective meanings herein specified, with each such definition to be equally applicable both to the singular and the plural forms of the term so defined.
     “Action” shall mean any claim, action, suit, investigation, inquiry, proceeding, condemnation or audit by or before any court or other Governmental Entity or any arbitration proceeding.
     “Additional GP Interest” means an amount equal to the product of (i) 2/98 multiplied by (ii) the product of (x) the closing price for the common units of the Partnership on the New York Stock Exchange on the trading day immediately prior to the Closing Date multiplied by (y) the Unit Consideration.
     “affiliate” means, with respect to a specified person, any other person controlling, controlled by or under common control with that first person. As used in this definition, the term “control” includes (i) with respect to any person having voting securities or the equivalent and elected directors, managers or persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or persons performing similar functions, (ii) ownership of 50% or more of the equity or equivalent interest in any person and (iii) the ability to direct the business and affairs of any person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, the Seller Parties, on the one hand, and the Buyer Parties, on the other hand, shall not be considered affiliates of each other.
     “Aggregate Units” means the number of common units of the Partnership equal to $9,000,000 divided by the closing price for the common units of the Partnership on the New York Stock Exchange on the trading day immediately prior to the Closing Date; provided, however, that such number of common units of the Partnership shall be rounded up to the nearest multiple of 5,000.
Holly Corporation
Holly Energy Partners, L.P.

     “Agreement” shall have the meaning set forth in the preamble.
     “Ancillary Documents” means, collectively, the Buyer Ancillary Documents and the Seller Ancillary Documents.
     “Assignment and Assumption Agreement” shall have the meaning set forth in Section 2.2(e).
     “Bill of Sale” shall have the meaning set forth in Section 2.2(c).
     “Board of Directors” means the Board of Directors of Holly Logistic Services, L.L.C., which is the general partner of HEP Logistics Holdings, L.P., the general partner of Holly Energy Partners, L.P.
     “business day” means any day on which banks are open for business in Texas, other than Saturday or Sunday.
     “Buyer Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by the Buyer Parties, or their affiliates, at the Closing pursuant to Section 2.3 hereof and each other document or Contract entered into by any Buyer Party, or their affiliates, in connection with this Agreement or the Closing.
     “Buyer Parties” shall have the meaning set forth in the preamble.
     “Buyer Party Closing Certificate” shall have the meaning given such term in Section 6.3(c).
     “Cash Consideration” means an amount in cash equal to $171,000,000.
     “Certificates” shall have the meaning given such term in Section 1.2(c).
     “Closing” shall have the meaning set forth in Section 1.1.
     “Closing Date” shall have the meaning set forth in Section 2.1.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Conflicts Committee” means the Conflicts Committee of the Board of Directors.
     “Consents” means all authorizations, consents, Orders or approvals of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity, and any consents or approvals of any other third party, in each case that are required by applicable law or by Contract in order to consummate the transactions contemplated by this Agreement and the Ancillary Documents.
     “Contract” means any written or oral contract, agreement, indenture, instrument, note, bond, loan, lease, mortgage, franchise, license agreement, purchase order, binding bid or offer,
Holly Corporation
Holly Energy Partners, L.P.

binding term sheet or letter of intent or memorandum, commitment, letter of credit or any other legally binding arrangement, including any amendments or modifications thereof and waivers relating thereto.
     “Contribution Agreement” shall have the meaning set forth in Section 1.1.
     “Credit Facility” means the Amended and Restated Credit Agreement, dated as of August 27, 2007 and as amended from time to time, between the Operating Partnership, as borrower, Union Bank of California, as administrative agent, and the lenders identified therein.
     “Debt Financing” shall have the meaning set forth in Section 9.2(a).
     “DOJ” means the United States Department of Justice.
     “Drop-Down Assets” means the assets described in Schedule 8.3.
     “Drop-Down Assets Conveyances” shall have the meaning set forth in Section 2.2(b).
     “Effective Time” shall have the meaning set forth in Section 2.1.
     “Financing Proceeds” means an amount in cash equal to approximately $171,000,000.00.
     “FTC” means the United States Federal Trade Commission.
     “Governmental Entity” means any Federal, state, local or foreign court or governmental agency, authority or instrumentality or regulatory body.
     “HEP GP” shall have the meaning set forth in Section 2.2(j).
     “HEP Pipeline” shall have the meaning set forth in the preamble.
     “HEP Woods Cross” shall have the meaning set forth in the preamble.
     “Holly” shall have the meaning set forth in the preamble.
     “Holly Units” means the number of common units of the Partnership equal to (i) the Aggregate Units minus (ii) the Unit Consideration.
     “Holly Units GP Interest” means an amount equal to the product of (i) 2/98 multiplied by (ii) the product of (x) the closing price for the common units of the Partnership on the New York Stock Exchange on the trading day immediately prior to the Closing Date multiplied by (y) the Holly Units.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
Holly Corporation
Holly Energy Partners, L.P.

     “knowledge” and any variations thereof or words to the same effect shall mean (i) with respect to the Seller Parties, actual knowledge after reasonable inquiry of the following persons: Matthew P. Clifton, Bruce Shaw and W. John Glancy; and (ii) with respect to the Buyer Parties, actual knowledge after reasonable inquiry of the following persons: Charles M. Darling, IV, Jerry W. Pinkerton, David G. Blair, James G. Townsend and William P. Stengel.
     “Laws” means all statutes, laws, rules, regulations, Orders, ordinances, writs, injunctions, judgments and decrees of all Governmental Entities.
     “Liabilities” means, collectively, the Navajo Pipeline Liabilities, the Navajo Refining Liabilities and the Woods Cross Refining Liabilities.
     “Material Adverse Effect” means any adverse change, circumstance, effect or condition in or relating to the assets, financial condition, results of operations, or business of any person that materially affects the business of such person or that materially impedes the ability of any person to consummate the transactions contemplated hereby, other than any change, circumstance, effect or condition in the refining or pipelines industries generally (including any change in the prices of crude oil, natural gas, natural gas liquids, feedstocks or refined products or other hydrocarbon products, industry margins or any regulatory changes or changes in Law) or in United States or global economic conditions or financial markets in general. Any determination as to whether any change, circumstance, effect or condition has a Material Adverse Effect shall be made only after taking into account all effective insurance coverages and effective third-party indemnifications with respect to such change, circumstance, effect or condition.
     “Mortgages and Deeds of Trust” shall have the meaning given such term in Section 2.3(h).
     “Navajo Pipeline” shall have the meaning set forth in the preamble.
     “Navajo Pipeline Liabilities” shall have the meaning given such term in the Contribution Agreement.
     “Navajo Refining” shall have the meaning set forth in the preamble.
     “Navajo Refining Liabilities” shall have the meaning given such term in the Contribution Agreement.
     “Omnibus Agreement” means that certain agreement entered into and effective as of July 13, 2004 and as amended on July 6, 2005, by and among Holly, Navajo Pipeline, Holly Logistic Services, L.L.C., a Delaware limited liability company, the Partnership, the Operating Partnership, HEP Logistics GP, L.L.C., a Delaware limited liability company and HEP Logistics Holdings, L.P., a Delaware limited partnership, and amended as of the date hereof.
     “Operating Partnership” shall have the meaning set forth in the preamble.
Holly Corporation
Holly Energy Partners, L.P.

     “Order” means any order, writ, injunction, decree, compliance or consent order or decree, settlement agreement, schedule and similar binding legal agreement issued by or entered into with a Governmental Entity.
     “Partnership” shall have the meaning set forth in the preamble.
     “Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, as further amended on July 6, 2005.
     “Party” and “Parties” shall have the meanings set forth in the preamble.
     “Permits” means all material permits, licenses, variances, exemptions, Orders, franchises and approvals of all Governmental Entities necessary for the lawful ownership and operation of the Drop-Down Assets.
     “person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.
     “Pipelines and Tankage Agreement” shall have the meaning set forth in Section 2.2(d).
     “Post Closing Consents” means (i) any consent, approval or permit of, or filing with or notice to, any Governmental Entity, railroad company or public utility which has issued or granted any permit, license, right of way, lease or other authorizations permitting any part of any pipeline included in the Drop-Down Assets to cross or be placed on land owned or controlled by such Governmental Entity, railroad company or public utility and (ii) any consent, approval or permit of, or filing with or notice to, any Governmental Entity or other third party that, in the case of both clause (i) and (ii), is customarily obtained or made after closing in connection with transactions similar in nature to the transactions contemplated hereby.
     “Rights” shall have the meaning set forth in Section 5.3(a).
     “Seller Ancillary Documents” shall mean each agreement, document, instrument or certificate to be delivered by the Seller Parties at the Closing pursuant to Section 2.2 hereof and each other document or Contract entered into by any Seller Party in connection with this Agreement or the Closing.
     “Seller Party Closing Certificate” shall have the meaning set forth in Section 6.2(c).
     “Seller Parties” shall have the meaning set forth in the preamble.
     “Termination Date” shall have the meaning set forth in Section 7.1(a)(ii).
     “Transfer” shall have the meaning set forth in Section 9.2(a).
     “Unit Consideration” means the number of common units of the Partnership equal to (x) $9,000,000 divided by (y) the closing price for the common units of the Partnership on the New
Holly Corporation
Holly Energy Partners, L.P.

York Stock Exchange on the trading day immediately prior to the Closing Date, and rounded up to the nearest whole number.
     “Woods Cross Refining” shall have the meaning set forth in the preamble.
     “Woods Cross Refining Liabilities” shall have the meaning given such term in the Contribution Agreement.
ARTICLE IX
ADDITIONAL AGREEMENTS
     9.1 Further Assurances. After the Closing, each Party shall take such further actions, including obtaining consents to assignment from third parties, and execute such further documents as may be necessary or reasonably requested by the other Parties in order to effectuate the intent of this Agreement and the Ancillary Documents and to provide such other Parties with the intended benefits of this Agreement and the Ancillary Documents.
     9.2 Post Closing Tax Covenants.
          (a) Restrictions. The Buyer Parties agree (i) not to sell, exchange or otherwise dispose (collectively, a “Transfer”) of any ownership interest in and to the Drop-Down Assets prior to March 1, 2018, and (ii) not to repay prior to March 1, 2018, other than any required repayment pursuant to its terms, any debt financing incurred to fund a portion of the Cash Consideration (the "Debt Financing”).
          (b) Exceptions to Restrictions. Notwithstanding the provisions of Section 9.2(a), a Transfer of any Drop-Down Asset may occur by reason of (i) a Transfer that constitutes a like-kind exchange under Section 1031 of the Code, (ii) an involuntary sale pursuant to foreclosure of any mortgage secured by the Drop-Down Assets or otherwise, (iii) a deed in lieu of foreclosure (provided that any Buyer Party may not execute any deed in lieu of foreclosure unless the maturity of the indebtedness secured by the Drop-Down Assets has occurred, whether by reason of acceleration or otherwise), (iv) a proceeding in connection with a bankruptcy or other similar involuntary debt reorganization of the Buyer Parties, (v) an event described in Section 1033 of the Code, provided the Drop-Down Assets are converted into assets qualifying under Section 1033 of the Code (in the period provided therein), (vi) a condemnation or other taking by a Governmental Entity or a mandatory conveyance to a Governmental Entity, (vii) a transfer involving (A) a merger or consolidation of any Buyer Party with or into another entity that is treated as a partnership for tax purposes, provided such is a tax free transaction, (B) a “Change of Control” as defined in the Credit Facility in which the successor entity owning the interests in such Buyer Party is a partnership for tax purposes, or (C) sales of assets in any calendar year for aggregate consideration which does not exceed $5,000,000, and (viii) any other Transfer that would not accelerate any Seller Party’s recognition of gain under Section 704(c) of the Code with respect to the Drop-Down Assets.
     Likewise, a repayment of the Debt Financing may occur (i) if such repayment is made in connection with a refinancing of the Debt Financing for indebtedness in an amount not less than
Holly Corporation
Holly Energy Partners, L.P.

the then outstanding principal amount of the Debt Financing and for which the Seller Parties are provided the opportunity to bear the economic risk of loss (as described in Treasury Regulation Section 1.704-2(i)), (ii) if such repayment is made after an event of default and the acceleration thereof in accordance with the terms of the Debt Financing, (iii) in an amount equal to the aggregate income or gain under Section 704(c) of the Code that has been allocated to any Seller Party in accordance with the “remedial method” as described in Treasury Regulation Section 1.704-3(d) pursuant to Section 6.2(b)(iii) of the Partnership’s First Amended and Restated Agreement of Limited Partnership, as amended, (iv) if such repayment would not accelerate any Seller Party’s recognition of gain under Section 704(c) of the Code with respect to the Drop-Down Assets, or (v) if such full or partial repayment is made in connection with a “Change of Control” permitted above and such full or partial repayment is funded by indebtedness in an amount not less than the amount of such repayment and for which any Seller Party is provided the opportunity to bear the economic risk of loss (as described in Treasury Regulation Section 1.704-2(i)).
ARTICLE X
MISCELLANEOUS
     10.1 Expenses. Except as provided in Sections 2.6 and 5.6 of this Agreement, or as provided in the Ancillary Documents or the Omnibus Agreement, all costs and expenses incurred by the Parties in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the Party which has incurred such expense.
     10.2 Notices.
          (a) Any notice or other communication given under this Agreement or the Omnibus Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by documented overnight delivery service, (iii) sent by facsimile transmission, or (iv) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested). Such notice shall be deemed to have been duly given (w) on the date of the delivery, if delivered personally, (x) on the business day after dispatch by documented overnight delivery service, if sent in such manner, (y) on the date of facsimile transmission, if so transmitted on a business day during normal business hours, otherwise on the next business day, or (z) on the fifth business day after sent by first class mail, postage prepaid, if sent in such manner. Notices or other communications shall be directed to the following addresses:
          Notices to any of the Seller Parties:
Holly Corporation
100 Crescent Court, Suite 1600
Dallas, Texas 75201-6927
Attention: General Counsel
Facsimile No.: (214) 871-3523
Holly Corporation
Holly Energy Partners, L.P.

with copies to:
Vinson & Elkins L.L.P.
3700 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201-2975
Attention: Alan J. Bogdanow
Facsimile No.: (214) 999-7857
          Notices to any of the Buyer Parties:
Holly Energy Partners, L.P.
100 Crescent Court, Suite 1600
Dallas, Texas 75201-6927
Attention: Conflicts Committee
Facsimile No.: (214) 871-3523
with copies to:
Akin Gump Strauss Hauer & Feld LLP
1333 New Hampshire Ave, NW
Washington, D.C. 20036
Attention: Rick Burdick
Facsimile No.: (202) 955-7778
          (b) Either Holly or the Partnership may at any time change its address for service from time to time by giving notice to the other Party in accordance with this Section 10.2.
     10.3 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
     10.4 Governing Law. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Dallas, Texas.
Holly Corporation
Holly Energy Partners, L.P.

     10.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.
     10.6 Assignment of Agreement. At any time, any of the Buyer Parties or the Seller Parties may make a collateral assignment of their rights under this Agreement to any of their bona fide lenders or debt holders, or a trustee or a representative for any of them, and the non-assigning Parties shall execute an acknowledgment of such collateral assignment in such form as may from time to time be reasonably requested; provided, however, that unless written notice is given to the non-assigning Parties that any such collateral assignment has been foreclosed upon, such non-assigning Parties shall be entitled to deal exclusively with the applicable Buyer Parties or Seller Parties, as the case may be, as to any matters arising under this Agreement, the Ancillary Documents or the Omnibus Agreement (other than for delivery of notices required by any such collateral assignment). Except as otherwise provided in this Section 10.6, neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party without the prior written consent of the Seller Parties and the Buyer Parties.
     10.7 Captions. The captions in this Agreement are for purposes of reference only and shall not limit or otherwise affect the interpretation hereof.
     10.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     10.9 Director and Officer Liability. Except to the extent that they are an individual signatory party hereto, the directors, managers, officers, partners and stockholders of the Buyer Parties, the Seller Parties and their respective affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that another party may assert) other than as an assignee of this Agreement or pursuant to a written guarantee.
     10.10 Integration. This Agreement, the Ancillary Documents and the Omnibus Agreement supersede any previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This Agreement, the Ancillary Documents and the Omnibus Agreement contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement, the Ancillary Documents or the Omnibus Agreement unless it is contained in a written amendment hereto or thereto and executed by the Parties hereto or thereto after the date of this Agreement, the Ancillary Documents or the Omnibus Agreement.
     10.11 Effect of Agreement; Ratification of Omnibus Agreement. Except as amended or supplemented by Article XI hereby, the terms and provisions of the Omnibus Agreement shall remain in full force and effect and are hereby in all respects ratified and confirmed by the Parties. The Parties further ratify and confirm that except as otherwise expressly provided herein, in the event this Agreement conflicts in any way with the Omnibus Agreement, the terms and
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Holly Energy Partners, L.P.

provisions of the Omnibus Agreement shall control. Without limiting the generality of the foregoing, the Parties confirm that the provisions of Article III and Article VI of the Omnibus Agreement, except as amended pursuant to Article XI hereof, apply to the Drop-Down Assets and the Parties as if fully set forth herein.
     10.12 Confirmation of Agreement. Certain parties to the Omnibus Agreement have set forth their signatures on Annex A hereto for the sole purpose of evidencing their agreement to amend and supplement the agreements of the parties contained in the Omnibus Agreement pursuant to the terms and provisions of this Agreement, and confirm the provisions of Section 10.11 hereof.
ARTICLE XI
AMENDMENTS TO OMNIBUS AGREEMENT
     The Parties hereby agree that effective upon the consummation of the transactions contemplated hereby, the Omnibus Agreement shall be amended as follows:
     11.1 Permitted Exceptions. Section 2.2 of the Omnibus Agreement shall be amended by deleting clause (b) of such section in its entirety and re-lettering clauses (c), (d), (e) and (f) of such section as clauses (b), (c), (d) and (e) respectively:
     11.2 Environmental Indemnification. Section 3.1 of the Omnibus Agreement shall be amended to read as follows:
     “3.1 Environmental Indemnification.
     (a) Subject to Section 3.2, Holly shall indemnify, defend and hold harmless the Partnership Group for a period of 10 years after the Closing Date or, solely with respect to the Drop-Down Assets, 15 years after the Closing Date, as applicable, from and against environmental and Toxic Tort losses (including, without limitation, economic losses, diminution in value suffered by third parties, and lost profits), damages, injuries (including, without limitation, personal injury and death), liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Group or any third party by reason of or arising out of:
     (i) any violation or correction of violation of Environmental Laws associated with the ownership or operation of the Assets, or
     (ii) any event or condition associated with ownership or operation of the Assets (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by operation of the Assets at non-Asset locations) including, without limitation, (A) the
Holly Corporation
Holly Energy Partners, L.P.

cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense for any environmental or Toxic Tort pre-trial, trial, or appellate legal or litigation support work;
but only to the extent that such violation complained of under Section 3.1(a)(i) or such events or conditions included under Section 3.1(a)(ii) occurred before the Closing Date (collectively, “Covered Environmental Losses”); or
     (iii) the operation or ownership of any assets not transferred under this Agreement, including but not limited to underground pipelines retained by the Seller Parties which serve the refineries in Lovington, New Mexico, Artesia, New Mexico and Woods Cross, Utah or the tanks that are part of the Drop-Down Assets (the “Transferred Tanks”).
     (b) To the extent that a good faith claim by the Partnership Group for indemnification under Section 3.1(a)(ii) or (iii) arises from events or conditions at the Transferred Tanks or the soil immediately underneath the Transferred Tanks or the Transferred Tanks’ secondary containment, and the Holly Entities refuse to provide such indemnification, then the burden of proof shall be on the Holly Entities to demonstrate that the events or conditions giving rise to the claim arose after the Closing Date.
     (c) The Holly Entities shall, during the period that commences on the Closing Date and ends five (5) years thereafter (the “Initial Tank Inspection Period”), reimburse the Partnership Group for the actual costs associated with the first regularly scheduled API 653 inspection (the “Initial Tank Inspections”) and the costs associated with the replacement of the tank mixers on each of the Transferred Tanks after the Closing Date and any repairs required to be made to the Transferred Tanks as a result of any discovery made during the Initial Tank Inspections; provided, however, that (i) the Holly Entities shall not reimburse the Partnership Group with respect to the relocated crude oil Tank 437 in the Artesia refinery complex and the new crude oil tank to replace crude oil Tank 439 in the Artesia refinery complex more particularly described in the definition of Drop-Down Assets, and (ii) upon expiration of the Initial Tank Inspection Period, all of the obligations of the Holly Entities pursuant to this Section 3.1(c) shall terminate, except that the Initial Tank Inspection Period shall be extended if, and only to the extent that (a) inaccessibility of the Transferred Tanks during the Initial Tank Inspection Period caused the delay of an Initial Tank Inspection originally scheduled to be preformed during the Initial Tank Inspection Period, and (b) the Holly Entities received notice from the Partnership Group regarding such delay at the time it occurred.
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Holly Energy Partners, L.P.

     (d) The Partnership Group shall indemnify, defend and hold harmless Holly from and against environmental and Toxic Tort losses (including, without limitation, economic losses, diminution in value suffered by third parties, and lost profits), damages, injuries (including, without limitation, personal injury and death), liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by Holly or any third party by reason of or arising out of:
     (i) any violation or correction of violation of Environmental Laws associated with the ownership or operation of the Assets, or
     (ii) any event or condition associated with ownership or operation of the Assets (including, but not limited to, the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by operation of the Assets at non-Asset locations) including, without limitation, (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense for any environmental or Toxic Tort pre-trial, trial, or appellate legal or litigation support work;
and regardless of whether such violation complained of under Section 3.1(d)(i) or such events or conditions included under Section 3.1(d)(ii) occurred before or after the Closing Date, except to the extent that any of the foregoing are Covered Environmental Losses for which the Partnership Group is entitled to indemnification from Holly under this Article III; provided, however, that nothing stated above shall make the Partnership Group responsible for any post-Closing Date actions or omissions by the Holly Entities.”
     11.3 Limitations Regarding Environmental Indemnification. Section 3.2 of the Omnibus Agreement shall be amended to read as follows:
     “3.2 Limitations Regarding Environmental Indemnification. The aggregate liability of Holly in respect of all Covered Environmental Losses under Section 3.1(a) shall not exceed (i) $15.0 million plus an additional $2.5 million in the case of Covered Environmental Losses related to the Intermediate Pipelines (for clarity, the first $15,000,000 million limit would apply to Covered Environmental Losses associated with both the Intermediate Pipelines and the assets contributed to the Partnership by Holly at the time of the Partnership’s initial public offering, while the limit between $15,000,000 and $17,500,00 would
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Holly Energy Partners, L.P.

apply only to Covered Environmental Losses associated with the Intermediate Pipelines) and (ii) $7.5 million in the case of Covered Environmental Losses related to the Drop-Down Assets. Holly will not have any obligation under Section 3.1 until the Covered Environmental Losses of the Partnership Group exceed $200,000.”
     11.4 Right of Way Indemnification. Section 3.3 of the Omnibus Agreement shall be amended to read as follows:
     “3.3 Right of Way Indemnification. Holly shall indemnify, defend and hold harmless the Partnership Group from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Group by reason of or arising out of (a) the failure of the applicable Partnership Group Member to be the owner of such valid and indefeasible easement rights or fee ownership interests in and to the lands on which any pipeline or related pump station, tank farm or equipment conveyed or contributed or otherwise Transferred (including by way of a Transfer of the ownership interest of a Person or by operation of law) to the applicable Partnership Group Member on the Closing Date is located as of the Closing Date; (b) the failure of the applicable Partnership Group Member to have the consents, licenses and permits necessary to allow any such pipeline referred to in clause (a) of this Section 3.3 to cross the roads, waterways, railroads and other areas upon which any such pipeline is located as of the Closing Date; and (c) the cost of curing any condition set forth in clause (a) or (b) above that does not allow any Asset to be operated in accordance with Prudent Industry Practice, to the extent that Holly is notified in writing of any of the foregoing within 10 years after the Closing Date or, solely with respect to the Drop-Down Assets, 15 years after the Closing Date, as applicable.”
     11.5 Definitions.
          (a) The definition of “Assets” in the Omnibus Agreement shall be amended to read as follows:
     “Assets” means all of the following assets conveyed, contributed, or otherwise transferred by the Holly Entities to the Partnership Group: (i) the assets transferred under the July 13, 2004 Contribution, Conveyance and Assumption Agreement, (ii) the Intermediate Pipelines, and (iii) the Drop-Down Assets.
          (b) The definition of “Closing Date” in the Omnibus Agreement shall be amended to read as follows:
     “Closing Date” means the date of the closing of the Partnership’s initial public offering of Common Units. For purposes of Article III, Closing Date shall
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Holly Energy Partners, L.P.

mean (i) with respect to the Intermediate Pipelines, the closing date of the purchase of the Intermediate Pipelines by a Partnership Group Member and (ii) with respect to the Drop-Down Assets, the effective date of the purchase of the Drop-Down Assets by a Partnership Group Member.
          (c) The definition of “Retained Assets” in the Omnibus Agreement shall be amended to read as follows:
     “Retained Assets” means the pipelines, terminals and other assets and investments owned by any of the Holly Entities that were not conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement or otherwise.
          (d) Section 1.1 of the Omnibus Agreement shall be amended to include the following definition:
     “Drop-Down Assets” has the meaning given to such term in the Purchase and Sale Agreement, dated February 25, 2008, by and among Holly Corporation, a Delaware corporation (“Holly”), Navajo Pipeline Co., L.P., a Delaware limited partnership (“Navajo Pipeline”), Woods Cross Refining Company, L.L.C., a Delaware limited liability company (“Woods Cross Refining”), Navajo Refining Company, L.L.C., a Delaware limited liability company (“Navajo Refining,” and, together with Holly, Navajo Pipeline and Woods Cross Refining, the “Seller Parties”), Holly Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), Holly Energy Partners — Operating, L.P., a Delaware limited partnership (the “Operating Partnership”), HEP Woods Cross, L.L.C., a Delaware limited liability company (“HEP Woods Cross”), and HEP Pipeline, L.L.C., a Delaware limited liability company (“HEP Pipeline,” and, together with the Partnership, the Operating Partnership and HEP Woods Cross, the “Buyer Parties”).
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Holly Energy Partners, L.P.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

BUYER PARTIES:

HOLLY ENERGY PARTNERS, L.P.

By:	HEP LOGISTICS HOLDINGS, L.P.
its General Partner

By:	HOLLY LOGISTIC SERVICES, L.L.C.
its General Partner

	By:	/s/ David G. Blair
David G. Blair
Senior Vice President

HOLLY ENERGY PARTNERS — OPERATING, L.P.

By:	/s/ David G. Blair

David G. Blair
Senior Vice President

HEP WOODS CROSS, L.L.C.

By:	HOLLY ENERGY PARTNERS — OPERATING, L.P.
its Sole Member

	By:	/s/ David G. Blair David G. Blair
Senior Vice President
Signature Page
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Holly Energy Partners, L.P.
Purchase and Sale Agreement

HEP PIPELINE, L.L.C.

By:	HOLLY ENERGY PARTNERS — OPERATING, L.P.
its Sole Member

	By:	/s/ David G. Blair David G. Blair
Senior Vice President

SELLER PARTIES:

HOLLY CORPORATION

By:	/s/ Bruce R. Shaw

Bruce R. Shaw
Senior Vice President and Chief Financial Officer

NAVAJO PIPELINE CO., L.P.

By:	NAVAJO PIPELINE GP, L.L.C.,
Its General Partner

	By:	/s/ Bruce R. Shaw Bruce R. Shaw
Vice President and Chief Financial Officer

WOODS CROSS REFINING COMPANY, L.L.C.

By:	NAVAJO REFINING COMPANY, L.L.C.,
Its sole Member

	By:	/s/ Bruce R. Shaw Bruce R. Shaw
Vice President and Chief Financial Officer
Signature Page
Holly Corporation
Holly Energy Partners, L.P.
Purchase and Sale Agreement

NAVAJO REFINING COMPANY, L.L.C.
By:	/s/ Bruce R. Shaw
Bruce R. Shaw
Vice President and Chief Financial Officer

Signature Page
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Holly Energy Partners, L.P.
Purchase and Sale Agreement

ANNEX A
     As evidenced by their signatures below, the following parties to the Omnibus Agreement hereby confirm their desire to supplement the agreements contained in the Omnibus Agreement pursuant to the terms and provisions contained in this Agreement.

HOLLY LOGISTIC SERVICES, L.L.C.
By:	/s/ Bruce R. Shaw
Bruce R. Shaw
Senior Vice President and Chief Financial Officer

HEP LOGISTICS HOLDINGS, L.P.
By:	HOLLY LOGISTIC SERVICES, L.L.C.,
Its General Partner

By:	/s/ David G. Blair David G. Blair
Senior Vice President

HEP LOGISTICS GP, L.L.C.

By:	HOLLY ENERGY PARTNERS, L.P.
its Sole Member

By:	HEP LOGISTICS HOLDINGS, L.P.
its General Partner

By:	HOLLY LOGISTIC SERVICES, L.L.C.
its General Partner

By:	/s/ David G. Blair David G. Blair
Senior Vice President

Annex A- 1